Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2016 Results

LOUISVILLE, KY. (August 1, 2016) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 28, 2016.

	Second Quarter			Year to Date
($000’s)	2016	2015	% Change	2016	2015	% Change

Total revenue	$508,808	$454,698	12%	$1,024,367	$914,928	12%
Income from operations	49,782	31,696	57%	102,593	80,296	28%
Net income	33,605	21,138	59%	69,198	53,430	30%
Diluted EPS	$0.47	$0.30	58%	$0.98	$0.76	29%

Results for the second quarter included the following highlights:

•                  Comparable restaurant sales growth of 4.5% at company restaurants and 2.6% at franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, increased 302 basis points to 19.2%, primarily driven by lower food costs;

•                  Diluted earnings per share increased 58.5% to $0.47 from $0.30 in the prior year; and,

•                  Seven company-owned restaurants were opened, including one Bubba’s 33 restaurant.

Results for year-to-date included the following highlights:

•                  Comparable restaurant sales increased 4.5% at company restaurants and 2.8% at franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, increased 208 basis points to 19.7% primarily driven by lower food costs;

•                  Diluted earnings per share increased 29.1% to $0.98 from $0.76 in the prior year;

•                  The Company recorded a pre-tax charge of $5.5 million ($3.4 million after-tax) related to a legal settlement which had a $0.05 impact on diluted earnings per share and a 6.3% impact on diluted earnings per share growth;

•                  14 company-owned restaurants were opened, including three Bubba’s 33 restaurants; and,

•                  The Company repurchased 114,700 shares of its common stock for $4.1 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “Our operators continued to deliver strong operational and financial results with solid comparable restaurant sales growth and an increase in restaurant margin.  Positive guest counts primarily drove the increase in comparable restaurant sales, marking our 26th consecutive quarter of growth, while lower commodity costs continued to pave the way for margin expansion.  On the development front, we are on track to open approximately 30 company restaurants this year and we continue to fill our new restaurant pipeline for next year and beyond.”

2016 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its third quarter of fiscal 2016 increased approximately 3.7% compared to the prior year period.

Management updated the following expectation for 2016:

•                  2.5% to 3.0% food cost deflation compared to previous guidance of 1.0% to 2.0% food cost deflation.

Management reiterated the following expectations for 2016:

•                  Positive comparable restaurant sales growth;

•                  Approximately 30 company restaurant openings, including approximately seven Bubba’s 33 restaurants;

•                  An income tax rate of approximately 30.0%; and,

•                  Total capital expenditures of $165.0 million to $175.0 million.

Conference Call

The Company is hosting a conference call today, August 1, 2016 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 334-3004 or (719) 325-2410 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 8691041 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 500 restaurants system-wide in 49 states and five foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food-borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2016	June 30, 2015	June 28, 2016	June 30, 2015
Revenue:
Restaurant sales	$504,630	$450,692	$1,015,914	$906,985
Franchise royalties and fees	4,178	4,006	8,453	7,943

Total revenue	508,808	454,698	1,024,367	914,928

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	171,551	168,077	344,679	328,057
Labor	150,014	132,084	297,560	263,488
Rent	10,184	9,138	20,211	18,117
Other operating	75,887	68,358	153,499	137,675
Pre-opening	4,411	4,909	9,236	8,727
Depreciation and amortization	20,238	16,816	39,777	33,151
Impairment and closure	30	—	41	—
General and administrative	26,711	23,620	56,771	45,417

Total costs and expenses	459,026	423,002	921,774	834,632
Income from operations	49,782	31,696	102,593	80,296

Interest expense, net	309	495	614	1,010
Equity income from investments in unconsolidated affiliates	475	467	827	839
Income before taxes	49,948	31,668	102,806	80,125
Provision for income taxes	15,087	9,402	30,944	24,278

Net income including noncontrolling interests	$34,861	$22,266	$71,862	$55,847
Less: Net income attributable to noncontrolling interests	1,256	1,128	2,664	2,417
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$33,605	$21,138	$69,198	$53,430

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.48	$0.30	$0.98	$0.76
Diluted	$0.47	$0.30	$0.98	$0.76

Weighted average shares outstanding:
Basic	70,368	70,026	70,269	69,933
Diluted	70,876	70,648	70,840	70,588

Cash dividends declared per share	$0.19	$0.17	$0.38	$0.34

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 28, 2016	December 29, 2015

Cash and cash equivalents	$95,305	$59,334
Other current assets	50,655	74,479
Property and equipment, net	778,634	751,288
Goodwill	116,571	116,571
Intangible assets, net	4,150	4,827
Other assets	27,886	26,207

Total assets	$1,073,201	$1,032,706

Current maturities of long-term debt	151	144
Other current liabilities	218,725	256,498
Long-term debt, excluding current maturities	50,472	25,550
Other liabilities	78,731	73,332
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	717,425	669,662
Noncontrolling interests	7,697	7,520

Total liabilities and equity	$1,073,201	$1,032,706

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	26 Weeks Ended
	June 28, 2016	June 30, 2015

Cash flows from operating activities:
Net income including noncontrolling interests	$71,862	$55,847
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	39,777	33,151
Share-based compensation expense	11,703	10,215
Other noncash adjustments	(493)	(2,992)
Change in working capital	(8,781)	(1,398)
Net cash provided by operating activities	114,068	94,823

Cash flows from investing activities:
Capital expenditures - property and equipment	(69,159)	(70,933)
Proceeds from sale of property and equipment, including insurance proceeds	—	9
Net cash used in investing activities	(69,159)	(70,924)

Cash flows from financing activities:
Proceeds from revolving credit facility	25,000	—
Repurchase shares of common stock	(4,110)	(3,138)
Dividends paid	(25,277)	(34,247)
Other financing activities	(4,551)	(1,671)
Net cash used in financing activities	(8,938)	(39,056)

Net increase (decrease) in cash and cash equivalents	35,971	(15,157)
Cash and cash equivalents - beginning of period	59,334	86,122
Cash and cash equivalents - end of period	$95,305	$70,965

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2016	2015	vs LY		2016	2015	vs LY

Restaurant openings
Company - Texas Roadhouse	6	6	0		11	8	3
Company - Bubba’s 33	1	2	(1)		3	3	0
Company - Other	0	1	(1)		0	1	(1)
Franchise - Texas Roadhouse	1	1	0		2	1	1
Total	8	10	(2)		16	13	3

Restaurants open at the end of the quarter
Company - Texas Roadhouse	403	376	27
Company - Bubba’s 33	10	6	4
Company - Other	2	2	0
Franchise - Texas Roadhouse	84	80	4
Total	499	464	35

Company-owned restaurants
Restaurant sales	$504,630	$450,692	12.0%		$1,015,914	$906,985	12.0%
Store weeks	5,350	4,934	8.4%		10,612	9,790	8.4%
Comparable restaurant sales growth (1)	4.5%	8.2%			4.5%	8.5%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	4.5%	8.2%			4.5%	8.5%
Average unit volume (2)	$1,232	$1,188	3.7%		$2,505	$2,409	4.0%
Weekly sales by group:
Comparable restaurants (361 units)	$95,434
Average unit volume restaurants (24 units) (3)	$84,272
Restaurants less than 6 months old (18 units)	$98,319

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	34.0%	37.3%	(330	)bps	33.9%	36.2%	(224	)bps
Labor	29.7%	29.3%	42	bps	29.3%	29.1%	24	bps
Rent	2.0%	2.0%	(1	)bps	2.0%	2.0%	(1	)bps
Other operating	15.0%	15.2%	(13	)bps	15.1%	15.2%	(7	)bps
Total	80.8%	83.8%	(302	)bps	80.3%	82.4%	(208	)bps

Restaurant margin (4)	19.2%	16.2%	302	bps	19.7%	17.6%	208	bps

Restaurant margin $(in thousands)	$96,994	$73,035	32.8%		$199,965	$159,648	25.3%
Restaurant margin $/Store week	$18,130	$14,804	22.5%		$18,843	$16,307	15.6%

Franchise-owned restaurants
Franchise royalties and fees	$4,178	$4,006	4.3%		$8,453	$7,943	6.4%
Store weeks	1,088	1,032	5.4%		2,157	2,059	4.8%
Comparable restaurant sales growth (1)	2.6%	6.9%			2.8%	7.5%
Average unit volume (2)	$1,273	$1,274	(0.1)%		$2,590	$2,580	0.4%

Pre-opening expense	$4,411	$4,909	(10.1)%		$9,236	$8,727	5.8%

Depreciation and amortization	$20,238	$16,816	20.3%		$39,777	$33,151	20.0%
As a% of revenue	4.0%	3.7%	28	bps	3.9%	3.6%	26	bps

General and administrative expenses	$26,711	$23,620	13.1%		$56,771	$45,417	25.0%
As a% of revenue	5.2%	5.2%	6	bps	5.5%	5.0%	58	bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin represents restaurant sales less restaurant operating costs, including cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Depreciation and amortization expense, substantially all of which relates to restaurant-level asset, is excluded from restaurant operating costs.  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.